FORUM FUNDS II

INVESTMENT ADVISORY AGREEMENT

Appendix A

Fund	Fee as a % of the Annual Average Daily Net Assets of the Fund	Effective Date
Baywood SKBA ValuePlus Fund	0.50%	December 1, 2013
Baywood SociallyResponsible Fund	0.70%	September 10, 2015

Fee calculated as a percentage of the annual average daily net Allocate Assets.

IN WITNESS WHEREOF, the parties hereto have caused this Revised Appendix A to be duly executed all as of September 10, 2015.

FORUM FUNDS II

/s/ Jessica Chase

Jessica Chase

President, Forum Funds II

SKBA CAPITAL MANAGEMENT, LLC

/s/ Andrew W. Bischel

Andrew W. Bischel

Chief Executive Officer & Chief Investment Officer